HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:            Matt Hall, (336) 519-3386
Analysts and Investors, contact:        T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS FOURTH-QUARTER AND FULL-YEAR 2015 FINANCIAL RESULTS AND ISSUES FULL-YEAR 2016 GUIDANCE

•	Third Consecutive Year of Record Net Sales, Adjusted Operating Profit, and Adjusted Earnings per Share with Guidance Calling for a Fourth Straight Record Year in 2016

•	2015 Adjusted EPS was $1.66, an Increase of 17%; GAAP EPS of $1.06

•	2016 Adjusted EPS Range Expected to Increase 11% to 15% to $1.85 to $1.91

WINSTON-SALEM, N.C. (Feb. 4, 2016) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today reported a third consecutive year of record net sales, adjusted operating profit and adjusted diluted earnings per share.

Net sales increased 8 percent to $5.73 billion for the year ended Jan. 2, 2016, while 2015 core sales in constant currency were essentially flat to the prior year. Fourth-quarter net sales decreased 7 percent, while core sales in constant currency decreased 5 percent.

Adjusted operating profit excluding actions for the year increased 13 percent to $861 million and increased 6 percent in the fourth quarter. Adjusted EPS excluding actions for the year increased 17 percent to $1.66 and increased 22 percent in the fourth quarter to $0.44. On a GAAP basis, operating profit increased 6 percent for the year to $595 million and increased 20 percent for the fourth quarter, while EPS increased 7 percent for the year to $1.06 and increased 36 percent for the fourth quarter to $0.30.

(Core sales are stated in constant currency and exclude revenue from acquisitions before their anniversary, a retailer exit from Canada, and the effect of the 53rd week in 2014. All adjusted consolidated measures and comparisons in this news release exclude $266 million and $199 million of pretax charges related to acquisitions and other actions in 2015 and 2014, respectively. See GAAP reconciliation section below for additional details.)

For 2016, Hanes expects another year of double-digit earnings growth. Guidance for adjusted EPS is $1.85 to $1.91, or expected growth of 11 percent to 15 percent. Net sales are expected to be $5.8 billion to $5.9 billion, up 1 percent to 3 percent, and expectations for adjusted operating profit of $920 million to $950 million would be an increase of 7 percent to 10 percent.

“We delivered our third consecutive record year in 2015, although we are disappointed with our fourth-quarter performance,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “For 2016, I feel confident in our growth expectations and outlook for a fourth consecutive year with a double-digit increase in adjusted EPS.”

HanesBrands Reports Fourth-Quarter 2015 Financial Results - Page 2

Key Callouts for Full-year and Fourth-Quarter 2015 Financial Results

Acquisitions Among Contributors to Record Results. Acquisition benefits, margin expansion and cost control contributed to record net sales, adjusted operating profit and adjusted EPS for the year, despite lower-than-expected fourth-quarter performance. The company continued to reap synergy benefits in 2015 from its 2013 Maidenform acquisition, while the integrations of the company’s 2014 acquisition of DBApparel (Hanes Europe Innerwear) and 2015 acquisition of licensed apparel leader Knights Apparel are underway.

Core Sales Stable Despite Fourth-Quarter Consumer Traffic Falloff. Core sales in constant currency for 2015 were comparable to 2014 levels, with Innerwear core sales down 1 percent and Activewear core sales down 1 percent. For the fourth quarter, net sales and core sales for both Innerwear and Activewear decreased as domestic retail traffic declined significantly as historic warm weather enveloped the eastern two-thirds of the United States in November and December. Innerwear core sales in the fourth quarter decreased 2 percent, while Activewear core sales in the quarter decreased 12 percent.

Retail traffic declined by high-single-digit percentages in November and the first three weeks of December. The prolonged traffic declines weighed on point-of-sale trends and caused retailers to pull back on orders, impacting shipments for both replenishment Innerwear and cold-weather and replenishment Activewear. Improvement in retail traffic and Hanes’ point-of-sale sell-through in the latter third of December and into January was too late to influence fourth-quarter shipments.

Margin Growth. In addition to adjusted operating profit growth, adjusted operating profit margins increased 180 basis points in the fourth quarter and 70 basis points to 15.0 percent of sales for the full year. On a GAAP basis, operating profit margin for 2015 was 10.4 percent.

2016 Financial Guidance

The company’s financial guidance for full-year 2016 would result in a fourth consecutive year of record net sales, adjusted operating profit and adjusted EPS. The company also expects a record year of cash flow in the range of $750 million to $850 million of net cash from operating activities.

The company’s expectations for 2016 net sales of $5.8 billion to $5.9 billion represents growth of approximately 1 percent to 3 percent. This guidance reflects additional incremental sales from completed acquisitions, the nonrecurrence of certain negative impacts in 2015, and contributions from Innovate-to-Elevate platforms and an increased focus on driving core volume that more than offset the negative impacts from currency valuations. The company’s sales initiatives include continued growth and space expansion for Innovate-to-Elevate platforms; such as Hanes and Champion X-Temp; application of Innovate-to-Elevate and marketing programs for core products; omnichannel programs, and Champion product enhancements.

Expected adjusted operating profit of $920 million to $950 million represents growth of 7 percent to 10 percent. Profit is expected to benefit from continued synergies from acquisitions, supply chain internalization, and SG&A leverage. At the midpoint of net sales and profit guidance, the implied adjusted operating profit margin of 16.0 percent would be 100 basis points higher than 2015. Acquisition benefits, including contributions from the integrations underway for the company’s Hanes Europe Innerwear business and licensed sports apparel business (comprised of Knights Apparel and Gear for Sports), are expected to add $40 million in synergies. The company continues to expand its production operations in Vietnam and is internalizing additional Innerwear and Activewear across its global supply chain.

HanesBrands Reports Fourth-Quarter 2015 Financial Results - Page 3

The midpoint of the expected $750 million to $850 million of net cash from operating activities in 2016 would represent an increase of approximately $575 million versus 2015. Contributors to the expected increase include: more than $300 million from working capital improvements, driven by inventory reduction; approximately $140 million from lower expected pretax cash charges related to acquisitions and other actions; approximately $60 million from expected growth in adjusted net income; and $60 million from reducing its voluntary pension contribution in 2016 to $40 million versus $100 million in 2015. The company expects net capital expenditures to be approximately $70 million.

Interest expense and other expense are expected to be approximately $115 million to $120 million combined. The 2016 full-year tax rate is expected to be approximately 10 percent to 11 percent, with the rate expected to vary by quarter.

The company’s 2016 guidance includes expected share repurchases spending similar to 2015 when the company repurchased 12 million shares for $352 million.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

Charges for Actions and Reconciliation to GAAP Measures

In 2015, Hanes incurred $266 million in pretax charges, including $54 million in the fourth quarter, related to acquisitions, primarily DBApparel and Knights Apparel, and other actions. In 2014, the company incurred $199 million in pretax charges, including $69 million in the fourth quarter, related to acquisitions, primarily Maidenform and DBApparel, and other actions. See Table 5 attached to this press release for more details on pretax charges for actions.

Adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin) and EBITDA are not generally accepted accounting principle measures. Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted net income is defined as net income excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Hanes has chosen to provide these non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations. Non-GAAP measures should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies. See Table 2 and Table 5 attached to this press release to reconcile these non-GAAP financial measures to the most directly comparable GAAP measure.

For 2016 guidance, Hanes’ current estimate for pretax charges related to acquisition, integration and other actions is approximately $70 million to $100 million. The company believes guidance for adjusted EPS and adjusted operating profit provides investors with an additional means of analyzing the company’s performance absent the effect of acquisition-related expenses and other actions.

HanesBrands Reports Fourth-Quarter 2015 Financial Results - Page 4

On a GAAP basis, full-year 2016 diluted EPS will vary depending on actual performance, pretax charges and tax rate. GAAP diluted EPS could be in the range of $1.60 to $1.77. GAAP operating profit for 2016 could be in the range of $820 million to $880 million.

Webcast Conference Call

Hanes will host an Internet webcast of its quarterly investor conference call at 4:30 p.m. EST today. The broadcast, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available at www.Hanes.com/investors. A telephone playback will be available from approximately midnight EST today through midnight EST Feb. 11 2016. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 40020288.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements following the heading “2016 Financial Guidance,” as well as statements about the benefits anticipated from the DBApparel and Knights Apparel acquisitions, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: our ability to successfully integrate acquired businesses; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to manage our inventory effectively and accurately forecast demand for our products; the highly competitive and evolving nature of the industry in which we compete; the risk of improper conduct by any of our employees, agents or business partners that threatens our reputation and ability to do business; our complex multinational tax structure; significant fluctuations in foreign exchange rates; our ability to access sufficient capital at reasonable rates or commercially reasonable terms or to maintain sufficient liquidity in the amounts and at the times needed; risks associated with our indebtedness; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands Reports Fourth-Quarter 2015 Financial Results - Page 5

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe and Asia under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, DIM, Bali, Maidenform, Flexees, JMS/Just My Size, Wonderbra, Nur Die/Nur Der, Lovable and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 65,300 employees in more than 35 countries and is ranked No. 490 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. The company is the only apparel producer to ever be honored by the Great Place to Work Institute for its workplace practices in Central America and the Caribbean. For six consecutive years, Hanes has won the U.S. Environmental Protection Agency Energy Star sustained excellence/partner of the year award - the only apparel company to earn these honors. The company ranks No. 246 on Newsweek magazine’s green list of 500 largest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Year Ended
	January 2, 2016	January 3, 2015	% Change	January 2, 2016	January 3, 2015	% Change
Net sales	$1,409,557	$1,522,596	(7.4)%	$5,731,549	$5,324,746	7.6%
Cost of sales	868,431	977,035		3,595,217	3,420,339
Gross profit	541,126	545,561	(0.8)%	2,136,332	1,904,407	12.2%
As a % of net sales	38.4%	35.8%		37.3%	35.8%
Selling, general and administrative expenses	383,200	414,411		1,541,214	1,340,453
As a % of net sales	27.2%	27.2%		26.9%	25.2%
Operating profit	157,926	131,150	20.4%	595,118	563,954	5.5%
As a % of net sales	11.2%	8.6%		10.4%	10.6%
Other expenses	1,280	709		3,210	2,599
Interest expense, net	30,772	29,922		118,035	96,387
Income before income tax expense	125,874	100,519		473,873	464,968
Income tax expense	6,711	11,082		45,018	60,449
Net income	$119,163	$89,437	33.2%	$428,855	$404,519	6.0%

Earnings per share:
Basic	$0.30	$0.22	36.4%	$1.07	$1.01	5.9%
Diluted	$0.30	$0.22	36.4%	$1.06	$0.99	7.1%

Weighted average shares outstanding:
Basic	393,187	403,316		399,891	402,300
Diluted	396,082	408,400		403,659	408,044

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended[1]			Year Ended[1]
	January 2, 2016	January 3, 2015	% Change	January 2, 2016	January 3, 2015	% Change
Segment net sales:
Innerwear	$658,420	$699,680	(5.9)%	$2,649,399	$2,707,474	(2.1)%
Activewear	368,144	372,973	(1.3)%	1,561,201	1,410,036	10.7%
Direct to Consumer	98,638	108,299	(8.9)%	388,312	409,028	(5.1)%
International	284,355	341,644	(16.8)%	1,132,637	798,208	41.9%
Total net sales	$1,409,557	$1,522,596	(7.4)%	$5,731,549	$5,324,746	7.6%

Segment operating profit:
Innerwear	$157,925	$148,992	6.0%	$601,514	$561,507	7.1%
Activewear	60,601	49,774	21.8%	252,077	200,952	25.4%
Direct to Consumer	4,945	11,341	(56.4)%	26,377	37,867	(30.3)%
International	30,056	36,533	(17.7)%	107,997	89,479	20.7%
General corporate expenses/other	(41,522)	(46,374)	(10.5)%	(126,787)	(126,918)	(0.1)%
Acquisition, integration and other action related charges	(54,079)	(69,116)	(21.8)%	(266,060)	(198,933)	33.7%
Total operating profit	$157,926	$131,150	20.4%	$595,118	$563,954	5.5%

EBITDA[2]:
Net income	$119,163	$89,437		$428,855	$404,519
Interest expense, net	30,772	29,922		118,035	96,387
Income tax expense	6,711	11,082		45,018	60,449
Depreciation and amortization	28,153	28,662		103,903	98,202
Total EBITDA	$184,799	$159,103	16.2%	$695,811	$659,557	5.5%

1	The fourth quarter and full year ended January 3, 2015, contain a 14th and 53rd week, respectively.
2	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 2, 2016	January 3, 2015
Assets
Cash and cash equivalents	$319,169	$239,855
Trade accounts receivable, net	680,417	672,048
Inventories	1,814,602	1,537,200
Other current assets	103,679	101,064
Total current assets	2,917,867	2,550,167

Property, net	650,462	674,379
Intangible assets and goodwill	1,534,830	1,414,321
Other noncurrent assets	515,881	569,326
Total assets	$5,619,040	$5,208,193

Liabilities
Accounts payable and accrued liabilities	$1,133,305	$1,112,659
Notes payable	117,785	144,438
Accounts Receivable Securitization Facility	195,163	210,963
Current portion of long-term debt	57,656	14,354
Total current liabilities	1,503,909	1,482,414
Long-term debt	2,254,162	1,613,997
Other noncurrent liabilities	585,078	725,010
Total liabilities	4,343,149	3,821,421

Equity	1,275,891	1,386,772
Total liabilities and equity	$5,619,040	$5,208,193

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Year Ended
	January 2, 2016	January 3, 2015
Operating Activities:
Net income	$428,855	$404,519
Depreciation and amortization	103,903	98,202
Other noncash items	38,849	26,159
Changes in assets and liabilities, net	(344,600)	(20,790)
Net cash from operating activities	227,007	508,090

Investing Activities:
Capital expenditures	(83,971)	(57,191)
Acquisition of business	(192,829)	(360,439)
Proceeds from sale of investments and other	—	59,315
Net cash from investing activities	(276,800)	(358,315)

Financing Activities:
Cash dividends paid	(161,316)	(119,607)
Share repurchases	(351,495)	—
Net borrowings on notes payable, debt and other	645,793	95,842
Net cash from financing activities	132,982	(23,765)
Effect of changes in foreign currency exchange rates on cash	(3,875)	(2,018)
Change in cash and cash equivalents	79,314	123,992
Cash and cash equivalents at beginning of year	239,855	115,863
Cash and cash equivalents at end of year	$319,169	$239,855

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Gross profit, as reported under GAAP	$541,126	$545,561	$2,136,332	$1,904,407
Acquisition, integration and other action related charges	14,921	31,899	62,859	73,126
Gross profit, as adjusted	$556,047	$577,460	$2,199,191	$1,977,533
As a % of net sales	39.4%	37.9%	38.4%	37.1%

Selling, general and administrative expenses, as reported under GAAP	$383,200	$414,411	$1,541,214	$1,340,453
Acquisition, integration and other action related charges	(39,158)	(37,217)	(203,201)	(125,807)
Selling, general and administrative expenses, as adjusted	$344,042	$377,194	$1,338,013	$1,214,646
As a % of net sales	24.4%	24.8%	23.3%	22.8%

Operating profit, as reported under GAAP	$157,926	$131,150	$595,118	$563,954
Acquisition, integration and other action related charges included in gross profit	14,921	31,899	62,859	73,126
Acquisition, integration and other action related charges included in SG&A	39,158	37,217	203,201	125,807
Operating profit, as adjusted	$212,005	$200,266	$861,178	$762,887
As a % of net sales	15.0%	13.2%	15.0%	14.3%

Net income, as reported under GAAP	$119,163	$89,437	$428,855	$404,519
Acquisition, integration and other action related charges included in gross profit	14,921	31,899	62,859	73,126
Acquisition, integration and other action related charges included in SG&A	39,158	37,217	203,201	125,807
Tax effect on actions	1,439	(9,829)	(25,276)	(25,862)
Net income, as adjusted	$174,681	$148,724	$669,639	$577,590

Diluted earnings per share, as reported under GAAP	$0.30	$0.22	$1.06	$0.99
Acquisition, integration and other action related charges	0.14	0.15	0.60	0.42
Diluted earnings per share, as adjusted	$0.44	$0.36	$1.66	$1.42